EXHIBIT TO N-SAR



SUB-ITEM 77K: CHANGES IN REGISTRANT CERTIFYING ACCOUNTANT



EFFECTIVE OCTOBER 31, 1995, GRANT THORNTON, L.L.P. WAS TERMINATED AS THE FUND'S INDEPENDENT ACCOUNTANTS. FOR THE YEARS ENDED NOVEMBER 30, 1991 THROUGH NOVEMBER 30, 1994, GRANT THORNTON L.L.P. EXPRESSED AN UNQUALIFIED OPINION ON THE FUND'S FINANCIAL STATEMENTS. THERE WERE NO DISAGREEMENTS BETWEEN FUND MANAGEMENT AND GRANT THORNTON L.L.P. PRIOR TO THEIR TERMINATION.
 THE BOARD OF TRUSTEES APPROVED THE TERMINATION OF GRANT THORNTON L.L.P. AND THE APPOINTMENT OF PRICE WATERHOUSE L.L.P. AS THE FUND'S INDEPENDENT ACCOUNTANTS.